Exhibit 23.1

[MCELROY, QUIRK & BURCH LETTERHEAD]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Form 10-K of our report dated March 18, 2010, relating to the financial statements of CKX Lands, Inc.

/s/ McElroy, Quirk & Burch
Lake Charles, Louisiana
March 18, 2010

Members American Institute of Certified Public Accountants ● Society of Louisiana Certified Public Accountants